Exhibit 99.1

Lisa K. Klinger
NEWS RELEASE FOR IMMEDIATE RELEASE	Senior Vice President - Finance and Treasurer
(972) 409-1528

Thomas Melito
Director – Treasury Operations
(972) 409-1527

Michaels Stores, Inc. Reports First Quarter Results

IRVING, Texas — May 29, 2008 — Michaels Stores, Inc. today reported unaudited financial results for the first quarter of fiscal 2008 ended May 3, 2008. Total sales for the quarter were $847 million, a 1.0% increase from fiscal 2007 first quarter sales of $839 million. Same-store sales for the comparable 13-week period decreased 2.9%.

Chief Executive Officer, Brian Cornell, said, “While our overall comps for the first quarter declined 2.9%,  we were very encouraged with the sales of our Kids and Specialty Craft categories, Scrapbooking and Frame and Art Supplies. Sales in April showed a reversal of trend with same-store sales up 3.1% on a strong increase in transactions. This positive sales and transaction performance gives us confidence that our new marketing and merchandising programs are connecting with our Michaels customers.”

Mr. Cornell continued, “We are pleased with the recent performance trends in our newly reset Jewelry and Beading category, the launch of our Kids Craft program, “The Knack,” and more effective promotional activity that is driving profitable sales growth and consumer traffic.”

Mr. Cornell concluded, “In addition, we continue to make progress on our long-term key business initiatives. We are investing prudently in our business and are focused on the transition from competing on supply to winning on demand. We are confident these new programs and initiatives will continue to positively impact our business over the balance of 2008 and beyond.”

First Quarter Results

The Company’s gross margin rate in the first quarter decreased 40 basis points from 38.9% in fiscal 2007 to 38.5% in fiscal 2008. The decrease in the gross margin rate was driven primarily by a deleveraging of our distribution costs.

Selling, general, and administrative expense in the first quarter increased $18 million to $272 million, or as a percent of sales, to 32.1% compared to 30.3% in the first quarter of fiscal 2007. The total dollar increase in selling, general, and administrative expense was primarily due to our increased store count, planned in-store investments, and severance expense, partially offset by a reduction in consulting costs.

Operating income decreased as a percent of sales, from 7.2% in the first quarter of fiscal 2007 to 5.7% in the first quarter of fiscal 2008.

For the first quarter, net loss improved $3 million, from a net loss of $23 million in fiscal 2007 to a net loss of $20 million in fiscal 2008, primarily due to reduced interest expense, largely offset by deleveraging of SG&A expenses.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

The Company presents Adjusted EBITDA to provide investors with additional information to evaluate our operating performance and our ability to service our debt. Adjusted EBITDA for the quarter was $97 million, or 11.5% of sales versus $113 million, or 13.5% of sales in the first quarter of fiscal 2007.  Reconciliations of GAAP measures to non-GAAP EBITDA and Adjusted EBITDA are included at the end of this press release.

Balance Sheet and Cash Flow

The Company’s cash balance at the end of the first quarter was $42 million, a decrease of $3 million compared to last year’s first quarter ending balance of $45 million. Average inventory per Michaels store at the end of the first quarter of fiscal 2008, inclusive of distribution centers, was down 9.5% to $808,000 compared to $893,000 for the same period last year. The decrease in average inventory was primarily due to appropriate management of inventory in light of the challenging sales environment, benefits from our Hybrid distribution method, and a favorable comparison against the timing of last year’s merchandise resets.

Capital spending for the quarter totaled $21 million, with $11 million attributable to real estate activities, such as new, relocated, existing and remodeled stores, and $7 million for merchandise and financial system enhancements.

First quarter debt level totaled $3.979 billion, a decrease of $97 million from last year’s first quarter ending balance of $4.076 billion. As of May 28, 2008, availability under the Company’s revolving credit facility was approximately $500 million. Additionally, during the quarter, the Company made its $5.9 million Term Loan amortization payment.

During the first quarter, the Company opened 17 new and relocated three Michaels stores, and also closed two Aaron Brothers stores.

Outlook

For fiscal 2008, same-store sales growth is expected to be approximately flat given the current economic environment. In addition, fiscal 2008 Net Cash from Operations and Adjusted EBITDA are expected to be consistent with fiscal 2007 levels.

The Company will host a conference call at 4:00 p.m. Central time today, hosted by Chief Executive Officer, Brian Cornell and Senior Vice President - Finance and Treasurer, Lisa Klinger.  Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID #9430843. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com.  To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event.  Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN #9430843.

Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of May 28, 2008, the Company owns and operates 982 Michaels stores in 49 states and Canada and 164 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.  Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to: risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; we may fail to optimize or adequately maintain our perpetual inventory and automated replenishment systems; improvements to our supply chain may not be fully successful; changes in customer demands could materially adversely affect our sales, operating results, and cash flow; unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results, and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; changes in consumer confidence could result in a reduction in consumer spending on items perceived to be discretionary; failure to adequately maintain the security of our electronic and other confidential information could materially adversely affect our financial condition and operating results; our suppliers may fail us; our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; product recalls and/or product liability may adversely impact our operations and merchandise offerings; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; our information systems may prove inadequate; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our operations; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in the our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization.   Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, the “Adjustments”).  The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.  The Company uses Adjusted EBITDA in its assessment to make restricted payments, as defined within its Senior secured term loan which was executed on October 31, 2006.  Contained in that agreement are limitations on the Company’s ability to make restricted payments, with the eligibility to make such payments partly dependent upon Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies.  As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.  The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended
	May 3,	May 5,
	2008	2007
Net sales	$847	$839
Cost of sales and occupancy expense	521	513
Gross profit	326	326
Selling, general, and administrative expense	272	254
Transaction expenses	—	6
Related party expenses	4	4
Store pre-opening costs	2	2
Operating income	48	60
Interest expense	78	95
Other (income) and expense, net	—	(3)
Loss before income taxes and discontinued operations	(30)	(32)
Income tax benefit	(10)	(10)
Loss before discontinued operations	(20)	(22)
Discontinued operations loss, net of income tax	—	(1)
Net loss	$(20)	$(23)

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	May 3,	February 2,	May 5,
	2008	2008	2007
ASSETS
Current assets:
Cash and equivalents	$42	$29	$45
Merchandise inventories	841	845	871
Prepaid expenses and other	70	70	76
Deferred income taxes	31	31	35
Income tax receivable	19	5	50
Current assets - discontinued operations	—	—	8
Total current assets	1,003	980	1,085
Property and equipment, at cost	1,168	1,155	1,129
Less accumulated depreciation	(748)	(722)	(682)
	420	433	447
Goodwill	94	94	116
Debt issuance costs, net of accumulated amortization of $26 at May 3, 2008; $22 at February 2, 2008; and $9 at May 5, 2007	99	103	116
Other assets	3	4	8
Non-current assets - discontinued operations	—	—	6
	196	201	246
Total assets	$1,619	$1,614	$1,778

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$191	$221	$238
Accrued liabilities and other	274	332	256
Current portion of long-term debt	235	122	345
Current liabilities - discontinued operations	2	4	—
Total current liabilities	702	679	839
Long-term debt	3,744	3,741	3,731
Deferred income taxes	4	4	16
Other long-term liabilities	79	80	81
Long-term liabilities - discontinued operations	1	2	1
Total long-term liabilities	3,828	3,827	3,829
	4,530	4,506	4,668
Commitments and contingencies
Stockholders’ (deficit) equity:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,410,402 shares issued and outstanding at May 3, 2008; 118,421,069 shares issued and outstanding at February 2, 2008; 118,262,731 shares issued and outstanding at May 5, 2007	12	12	12
Additional paid-in capital	15	12	6
Retained deficit	(2,947)	(2,926)	(2,918)
Accumulated other comprehensive income	9	10	10
Total stockholders’ deficit	(2,911)	(2,892)	(2,890)
Total liabilities and stockholders’ deficit	$1,619	$1,614	$1,778

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended
	May 3,	May 5,
	2008	2007
Operating activities:
Net loss	$(20)	$(23)
Adjustments:
Depreciation and amortization	31	31
Share-based compensation	3	1
Deferred financing costs amortization	4	4
Changes in assets and liabilities:
Merchandise inventories	4	(31)
Prepaid expenses and other	—	(3)
Deferred income taxes and other	1	(14)
Accounts payable	(38)	13
Accrued interest	(53)	(29)
Accrued liabilities and other	(8)	2
Income taxes receivable	(13)	(9)
Accretion of subordinated discount notes	9	8
Other long-term liabilities	(2)	(1)
Net cash used in operating activities	(82)	(51)

Investing activities:
Additions to property and equipment	(21)	(28)
Net cash used in investing activities	(21)	(28)

Financing activities:
Borrowings on asset-based revolving credit facility	304	448
Payments on asset-based revolving credit facility	(193)	(333)
Repayments on senior secured term loan facility	(6)	(6)
Equity investment of Management	—	4
Repurchase of Common Stock	(1)	—
Payment of capital leases	(3)	(4)
Change in cash overdraft	14	(15)
Other	1	—
Net cash provided by financing activities	116	94

Net increase in cash and equivalents	13	15
Cash and equivalents at beginning of period	29	30
Cash and equivalents at end of period	$42	$45

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations: (Schedule may not foot due to rounding)

	Quarter Ended
	May 3,	May 5,
	2008	2007
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	61.5	61.1
Gross profit	38.5	38.9
Selling, general, and administrative expense	32.1	30.3
Transaction expenses	—	0.7
Related party expenses	0.5	0.5
Store pre-opening costs	0.2	0.2
Operating income	5.7	7.2
Interest expense	9.2	11.3
Other (income) and expense, net	—	(0.3)
Loss before income taxes and discontinued operations	(3.5)	(3.8)
Income tax benefit	(1.1)	(1.2)
Loss before discontinued operations	(2.4)	(2.6)
Discontinued operations loss, net of income tax	—	(0.1)
Net loss	(2.4)%	(2.7)%

The following table sets forth certain of our unaudited operating data (dollar amounts in millions):

	Quarter Ended
	May 3,	May 5,
	2008	2007
Michaels stores:
Retail stores open at beginning of period	963	921
Retail stores opened during the period	17	11
Retail stores opened (relocations) during the period	3	5
Retail stores closed during the period	—	(3)
Retail stores closed (relocations) during the period	(3)	(5)
Retail stores open at end of period	980	929

Aaron Brothers stores:
Retail stores open at beginning of period	166	166
Retail stores opened during the period	—	2
Retail stores closed during the period	(2)	—
Retail stores open at end of period	164	168

Total store count at end of period	1,144	1,097

Other operating data:
Average inventory per Michaels store (1)	$808	$893
Comparable store sales decrease (2)	(2.9)%	(0.5)%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)          Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)          Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter	Quarter
	ended	ended
	May 3, 2008	May 5, 2007

Cash flows from operating activities	$(82)	$(51)
Depreciation and amortization	(31)	(31)
Share-based compensation	(3)	(1)
Deferred financing cost amortization	(4)	(4)
Changes in assets and liabilities	100	64
Net loss	(20)	(23)
Interest expense	78	95
Interest income	—	—
Income tax (benefit) provision	(10)	(10)
Depreciation and amortization	31	30
Discontinued operations	—	1
EBITDA	79	93
Adjustments:
Share-based compensation	3	1
Strategic alternatives and other legal	—	6
Sponsor Fees	4	3
Other	11	10
Adjusted EBITDA	$97	$113